Exhibit 10.31

EXECUTIVE CHANGE OF CONTROL TERMINATION AGREEMENT

This Executive Change of Control Termination Agreement (“Agreement”) between ENTEGRIS, INC., a Delaware corporation with offices at 3500 Lyman Boulevard, Chaska, MN 553118, (“Entegris” or the “Company”) and                                                               (the “Executive”) dated August 10, 2005 (the “Effective Date”).

RECITALS

A.	The Executive is an officer and key member of Entegris’ management.

B.	Entegris believes that it is in the best interests of the Company and of its stockholders, to provide for the continuity of management in general and the retention of Executive in particular, in the event of a Change of Control of the Company.

C.	This Agreement is not intended to alter materially the compensation, benefits or terms of employment that the Executive could reasonably expect in the absence of a Change of Control of Entegris, but is intended to encourage and reward Executive’s willingness to remain in his position with the Company and Executive’s compliance with the wishes of the Entegris Board of Directors whatever they may be in the event that a Change of Control occurs.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual promises of the Parties made herein and of other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS. The following terms when used in this Agreement with initial capital letters shall have the meanings assigned to them below. Other terms defined elsewhere in this Agreement shall have the respective meanings assigned to them at the location of their definition.

1.01.	“Accrued Rights” means the following amounts: (A) Executive’s base salary in effect through the date of termination, to the extent not previously paid; (B) any bonus or variable compensation earned by Executive but unpaid as of the date of termination for any previously completed fiscal year; (C) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination and properly submitted for reimbursement within sixty (60) days following the date of termination; and (D) such reimbursements and benefits under the Benefit Plans, if any, to which the Executive became entitled prior to or on the date of termination, including, but not limited to, any vacation accrued but unused, through the date of termination, as determined in accordance with Company policies but excluding payments, if any, under any severance plan or policy of the Company.

1.02.	“Affiliate” means a company that is controlled by, controls or is under common control with Entegris.

1.03.	“Cause” shall mean (A) gross dereliction in the performance of, the Executive’s duties to the Company or any of its Affiliates if the Executive fails to cure such dereliction, if curable, within thirty (30) days after receipt from the Company of written notice specifying such dereliction; (B) fraud, embezzlement or theft with respect to the Company or any of its Affiliates; (C) material breach of Section 5 of this Agreement or of a fiduciary duty owed by the Executive to the Company or any of its Affiliates; or (D) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

1.04.	“A Change of Control” shall be deemed to include any of the following events:

(a)	Any Person (defined for the purposes hereof as any individual, entity or other person, including a group within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that for purposes of this clause any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or its direct or indirect subsidiaries shall not Constitute a Change of Control; or

(b)	Individuals who constitute the Board on the Effective Date (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(c)

There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (A) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the

Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)	The stockholders of the Company approve a complete liquidation or dissolution of the Company; or

(e)	The merger of Mykrolis Corporation with and into the Company in accordance with the Agreement and Plan of Merger, dated March 21, 2005 by and among Entegris, Inc., a Minnesota corporation, Eagle DE, Inc. and Mykrolis Corporation.

1.05.	“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business. Confidential Information includes without limitation such information relating to: (A) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (B) the Products, (C) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (D) the confidential special needs of the customers of the Company and its Affiliates and (E) the confidential substance of the business relationships of the Company and its Affiliates. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

1.06.	“Good Reason” means: (A) the Company’s removal of the Executive, without his consent, from the position with the Company (or a successor corporation) held on the Effective Date; (B) a material diminution, without his consent, of the duties or authority attendant to the Executive’s position; (C) material failure of the Company to provide the Executive compensation and benefits in accordance with the terms of Section 2 hereof; (D) the Company’s requirement that the Executive relocate his office more than thirty-five (35) miles from the Executive’s then-current office, without the Executive’s consent; or (E) other material breach of this Agreement by the Company; provided that the events described in clauses (A) through (E) hereof shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice specifying the event which constitutes Good Reason.

1.07.	“Person” means, except as otherwise provided in the definition of “Change of Control,” an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

1.08.	“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the period of Executive’s employment.

2.	TERMS OF EMPLOYMENT PRIOR TO A CHANGE OF CONTROL

2.01.	Prior to a Change of Control, Executive shall be an employee-at-will of Entegris. Executive shall be entitled to the position, duties, compensation and benefits specified in any employment offer letter that Executive may have received from the Company as supplemented by Company policies.

2.02.	Executive agrees that during the period of his employment prior to any Change of Control, he will discharge his duties to the best of his ability and in furtherance of the interests of the Company and its stockholders as such interests are determined by the Entegris Board of Directors. The Executive further agrees to use his best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

2.03.	Nothing in this Agreement shall be deemed to prevent the Executive from remaining in the employ of Entegris or any Person that succeeds to the business of the Company either on the terms and conditions referred to herein or on other terms that may be mutually agreed upon.

3.	Termination of Employment Following a Change of Control

3.01.

In the event of a Change of Control and, within twenty-four (24) months thereafter: (a) the Company provides notice to the Executive of the Executive’s termination by the Company other than for Cause, or (b) the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall be entitled to receive: (A) the Accrued Rights, (B) an amount equal to two times the Base Salary, payable in a single lump sum within thirty (30) days following the date of termination; (C) an amount equal to two times the greater of (i) the Target Bonus for the fiscal year in which termination of the Executive’s employment occurs and (ii) the highest Bonus paid to the Executive for the three fiscal years immediately preceding that in which termination occurs, payable in a lump sum within thirty (30) days following termination; (D) continuation of the participation of the Executive and his eligible dependents in the Company’s health and dental plans and continuation of the participation of the Executive in the Company’s group life insurance plan until the expiration of two years following the date of termination of the Executive’s employment or, if earlier, until the date he becomes eligible for coverage under the health, dental or life insurance plan of another employer; provided, however, that in the event that the Company determines that it is unable to continue any such participation, it shall pay the cost, on an after-tax basis, of comparable coverage; (E) notwithstanding anything to the contrary in the Company’s equity-based plans or any equity award agreement between the Company and the Executive, immediate vesting of all outstanding unvested equity awards, which in the case of any stock options, shall remain exercisable for a period of one year following the date of termination or until the date such stock options would have expired in the absence of a termination of employment, if earlier; and (F) reimbursement, up to fifteen thousand dollars ($15,000), for outplacement services reasonably selected by the Executive.

3.02.	Payments under the applicable provision of this Section 3 shall be in lieu of any and all compensation and benefits of any kind or description to which the Executive might otherwise be entitled, under a severance pay plan or agreement or otherwise, as a result of the termination of his employment under this Section 3. Except for medical, dental and life insurance coverage continued pursuant to Section 3.01(D), Executive’s participation in Benefit Plans shall terminate pursuant to the applicable plan terms based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination. Nothing contained in this Section 3.02 however, shall constitute or be construed as constituting a waiver by the Executive of any rights to which the Executive became entitled prior to or on the date of termination under any Benefit Plan, other than any severance plan or policy of the Company.

3.03.	Any purported termination of employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto given sixty (60) days prior to the effective date of such termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

4.	Certain Tax Related Payments.

Payments and benefits under this Agreement shall be made and provided without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of the Executive) would be limited or precluded by Section 280G (“Section 280G”) of the U.S. Internal Revenue Code (the “Code”) and without regard to whether such payments (or any other payments or benefits) would subject the Executive to the federal excise tax applicable to certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments or benefits to or for the benefit of the Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to the Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Agreement, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties. The determination as to whether Executive’s payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by Ernst & Young or by such other certified public accounting firm as the Board may designate prior to a Change of Control (the “accounting firm”). Notwithstanding the foregoing, if the U.S. Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.

5.	Obligations of the Executive

5.01.	Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company and its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law after notice to the Company and a reasonable opportunity for the Company to seek protection of the Confidential Information prior to disclosure or for the proper performance of his duties to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

5.02.	Return of Company Property. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company and its Affiliates then in the Executive’s possession or control.

5.03.	Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)

While the Executive is employed by the Company and for two (2) years after the termination of the Executive’s employment (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete in the materials integrity management business, or in such additional businesses as the Company or any Affiliate is engaged in at the time of the Executive’s termination, with the Company or any Affiliate within the United States or in any country in which the

Company or any Affiliate then is doing business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the materials integrity management business of the Company or any Affiliate, or such additional businesses as the Company or any Affiliate is engaged in at the time of the Executive’s termination, as conducted at any time during the Executive’s employment. Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent of the equity of such enterprise.

(b)	The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any executive employee of the Company or any Affiliate whom he directly supervises or any key scientific or technical employee of the Company or any Affiliate, assist in such hiring by any Person, or encourage any such employee to terminate his or her relationship with the Company or any Affiliate, provided that the Executive shall be permitted to hire any such person if such person has not been employed by the Company or any Affiliate for a period of six months at the time of such hiring, nor shall the Executive solicit or encourage any customer or vendor of the Company, which he knows to be a customer or vendor of the Company, to terminate or diminish its relationship with it.

5.04.	Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 5. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 5, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographical area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.05.	Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

6.	Notices

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To Entegris:	Entegris, Inc.
3500 Lyman Boulevard
Chaska, MN
Attn: Senior Vice President & General Counsel

To the Executive:	c/o Entegris Inc.
with an additional copy to the Executive’s home address

7.	No Mitigation and No Offset

7.01.	The amounts payable to Executive hereunder shall be absolutely owing, and not subject to reduction or mitigation as a result of employment by Executive elsewhere after his employment with Entegris is terminated.

7.02.	There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, his dependents, beneficiaries or estate, provided for in this Agreement.

8.	General Provisions

8.01.	Should the Executive’s employment be terminated either on a voluntary or involuntary basis other than as provided in Section 3 of this Agreement, then any and all termination payments and other provisions associated with any such severance of employment shall be determined in accordance with Entegris’ policies and procedures then in effect and not in accordance with this Agreement. Except as specifically provided for herein, nothing shall be deemed to give the Executive the right to continue in the employ of Entegris.

8.02.	Entegris and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, Entegris (with respect to Sections 3 and 4) and the Executive (with respect to Section 5) hereby agree and consent that the other shall be entitled to a decree of specific performance, or other appropriate remedy to enforce performance of such agreements.

8.03.	No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

8.04.	No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

8.05.	The titles to sections in this Agreement are intended solely for convenience of reference and shall not be conclusive as to the meaning or interpretation thereof. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives, and Entegris and its successors.

8.06.	(a) Entegris will indemnify the Executive for all costs and expenses (including fees and expenses of counsel) incurred by the Executive in connection with an action to enforce his rights under this Agreement (including any action to enforce this right of indemnity) in which action the Executive prevails.

(b) Entegris must require that any entity with which it merges or consolidates or to which it agrees to transfer a substantial portion of its assets expressly assume the obligations of the Company under this Agreement (including assumption of options vested pursuant to Section 3.01(E) above by a successor or award of substituted options by such) and that any successor or successors of such an entity, whether by merger, consolidation or transfer of assets, also expressly assume all such obligations. Notwithstanding the foregoing, the Company shall not be deemed to have breached its obligations under this Section 8.06(b) if it negotiates with any successor entity to provide a substitute agreement on terms (which may be different than the terms herein) that are reasonably acceptable to Executive.

8.07.	No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of Entegris or any authorized committee of the Board of Directors and shall be agreed to in writing, signed by the Executive and by an officer of Entegris thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

8.08.	The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to transactions taking place wholly within Delaware between Delaware residents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENTEGRIS, INC.	Executive:

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